EXHIBIT 99.1
Contact: Daniel Jarvis
         Ford Credit
         313-594-2527
         djarvis1@ford.com

         IMMEDIATE RELEASE

FORD CREDIT EARNS  $353 MILLION IN THE FIRST QUARTER, UP 18 PERCENT

DEARBORN, Mich., April 17, 2000 -- Ford Credit earned $353 million in the first quarter of 2000, up $53 million, or 18 percent from first quarter 1999, Chairman and Chief Executive Officer Donald A. Winkler announced today.

Compared with the first quarter of 1999, the increase in earnings reflects higher volume and improved net financing margin, offset partially by costs associated with the restructuring of North American operations. After-tax return on average equity improved to 12.7 percent from 11.3 percent a year earlier.

"We are very pleased with our first quarter performance. This lays the foundation to achieve both of our milestones, 10 percent earnings growth and improved return on equity," Winkler said.

Ford Credit's total net finance receivables increased to $149.9 billion at March 31, compared with $131.8 billion in same period of the previous year.

As the world's largest automotive finance company, Ford Credit provides vehicle financing in 40 countries for more than 10 million customers and 11,500 automotive dealers. During the first quarter, Ford Credit was the first company to issue a corporate bond over the Internet.


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             Ford Motor Credit Company and Consolidated Subsidiaries

                              OPERATING HIGHLIGHTS
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                                                                                  First Quarter

                                                                                -----------------
                                                                               2000                  1999
                                                                              -----                 -----

Income (in Millions)
     Income Before Income Taxes                                            $   577.1              $   498.9
     Net Income                                                                353.1                  299.8
     Memo:  Depreciation Expense                                           $ 1,858.4              $ 1,841.3


Market Share

     Ford Retail & Lease United States                                         46.3%                45.2%
                             Europe                                            30.7                 30.3
     Ford Wholesale   United States                                            87.7 %               83.0%
                             Europe                                            97.0                 94.8


Contract Volume - New and Used Retail/Lease (in Thousands)
     United States                                                             847                   738
     Europe                                                                    206                   217
     Other International                                                       158                   120
                                                                               ---                   ---
Total Contract Volume                                                        1,211                 1,075
                                                                             =====                 =====

Assets (in Millions)
     Net Finance Receivables                                               $114,373.9             $ 96,814.7
     Net Investment in Operating Leases                                      35,517.5               35,004.7
                                                                             --------               --------
         Total Net Finance Receivables                                     $149,891.4             $131,819.4
     Other Assets                                                            11,843.7                8,823.3
                                                                             --------                -------
         Total Assets                                                      $161,735.1             $140,642.7
                                                                           ==========             ==========


Liabilities and Stockholder's Equity (in Millions)
     Liabilities
         Debt - Payable within one year                                    $ 65,320.7             $ 61,870.6
         Debt - Payable after one year                                       71,375.7               56,076.5
                                                                             --------               --------
              Total Debt                                                   $136,696.4             $117,947.1
         Other Liabilities                                                   13,092.5               11,413.9
                                                                             --------               --------
              Total Liabilities                                            $149,788.9             $129,361.0

     Minority Interests in Net Assets
     of Subsidiaries                                                            421.5                  385.2
     Stockholder's Equity                                                    11,524.7               10,896.5
Total Liabilities and                                                        --------               --------
   Stockholder's Equity                                                    $161,735.1             $140,642.7
                                                                           ==========             ==========
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